Exhibit 4.18
ADDENDUM NO. 1
DATED 21ST OCTOBER, 2008
TO THE
SERVICES AGREEMENT
DATED 15TH MAY, 2008
(the “Agreement”)
between
OCEANFREIGHT INC.
of Majuro, Marshall Islands, lawfully represented (hereinafter sometimes the Owner)
and
CARDIFF MARINE INC.
of Monrovia, Liberia, lawfully represented (hereinafter sometimes “CARDIFF”)
Whereas the Owner has been engaged through subsidiaries in the ownership and operation of cargo vessels trading worldwide.
Whereas, the Company has entered into a Services Agreement dated May 15th, 2008 with CARDIFF whereby CARDIFF provides certain services to the Company in consideration of the fees set forth in the subject Services Agreement; and
Whereas, the Financing Fee stipulated in Clause 1.4 of the Services Agreement dated May 15th, 2008 is proposed to be amended to have retroactive effect as of January 1st, 2008; and
Whereas, it is proposed that the Services Agreement be amended to include any costs incurred by CARDIFF for inspection of vessels for possible purchase, which includes costs for any visits by superintendents for inspection of an identified vessel for purchase, and that the fee payable to CARDIFF shall be €500 per day plus expenses effective October 1st, 2008
Whereas it is deemed advisable by both parties that the Service Agreement be amended as above
IT IS HEREBY AGREED AS FOLLOWS
That Clause 1.4 of the Services Agreement dated May 15th, 2008 be amended to provide that the Financing Fee related to identifying, sourcing,

negotiating and arranging new loan and credit facilities with lenders/financial institutions and negotiating and arranging for interest rate swap agreements, foreign currency contracts and forward exchange contracts, shall have retroactive effect as of January 1st, 2008 in order to provide compensation for services already rendered without any payment
That the Services Agreement be amended to include any costs incurred by Cardiff for inspection of vessels for possible purchase, which includes costs for any visits by superintendents for inspection of an identified vessel for purchase, and that the fee payable to Cardiff shall be €500 per day plus expenses effective October 1st, 2008
All other terms and conditions of the Addendum Agreement dated 15th May, 2008 remain unaltered and in full force and effect, save as may have been amended by the parties, such as with regard to a the fees payable as above
Signed this 21st day of October 2008

/s/ Michael Gregos		/s/ Charalampos Alivizatos

ON BEHALF OF THE OWNER		ON BEHALF OF CARDIFF

By:	Michael Gregos	By:	Charalampos Alivizatos
Title:	Chief Operating Officer	Title:	Legal Representative

2